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Hercules                    Hercules Incorporated
                                Hercules Plaza
                           Wilmington, DE 19894-001
                                (302) 594-5000



                                 News Release


 RELEASE ON RECEIPT



                 HERCULES INCORPORATED AND ALLIANT TECHSYSTEMS
                      TO SIGN DEFINITIVE AGREEMENT FORMING
                    NEW MAJOR AEROSPACE AND DEFENSE COMPANY

         October 28, 1994...Hercules Incorporated today announced that it expects by October 31 to reach a definitive agreement with Alliant Techsystems for that company to acquire the aerospace operations of Hercules Incorporated. The transaction, which will be valued at approximately $412 million, represents a premium of $66 million to book value of the Hercules assets acquired. Hercules will receive $300 million in cash (with the $14 million paid by Alliant in July of this year upon signing of a Letter of Intent credited toward that amount) and 3.86 million newly issued shares of Alliant Techsystems common stock.
         Alliant has agreed with Hercules that, substantially concurrently with the closing of the Hercules transaction, Alliant will expend approximately $50 million to repurchase approximately 1.5 million shares of its common stock through cash election or other method, subject to financing and market conditions. Hercules and Capstay Partners, L.P. will not participate in the repurchase transaction. Following the acquisition and repurchase, Hercules will own approximately 30 percent of Alliant Techsystems' outstanding common stock.
         Following the acquisition, Alliant Techsystems will be a $1.4-billion company with leading positions in strategic and tactical propulsion, ordnance and munition, defense electronics, and marine systems, and will employ approximately 10,200 people.

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Currently, the Alliant operations generate approximately $800 million in annual revenue with 5 to 6 percent operating margin. The Hercules Aerospace operations are expected to contribute approximately $600 million in annual revenue, yielding 8 to 10 percent operating margin, under the existing Hercules overhead structure.
         Joel Greenblatt, Alliant's chairman, stated, "Alliant will implement a comprehensive operating efficiency and cost-reduction plan over the next year, with the goal of increasing its stand-alone operating margin by at least
1 to 2 percent, exclusive of any acquisition-related operating synergies.
         "As a result of the acquisition, we expect to derive substantial additional benefits through reduced overhead, consolidation of operations, and combined operating efficiencies. Further, the Hercules operations have annual depreciation well in excess of capital expenditures and are expected to contribute significant incremental cash flows. In total, we look for the Hercules operations and related overhead and operational synergies to contribute very significantly to pre-tax operating cashflows."
         At the closing of the transaction, Richard Schwartz, executive vice president and president of Hercules Aerospace, will become president and chief executive officer of the combined company. Toby G. Warson, currently president and chief executive officer of Alliant Techsystems, will resign from his current position. Kenneth J. Jenson, chief operating officer of Alliant Techsystems, will serve as interim chief executive officer and upon closing of the acquisition, president of Alliant's current businesses as well as the ordnance and defense electronics operations of Hercules.



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         Alliant will increase its Board from nine to 10 members. The two companies have agreed that, upon closing, Hercules will hold two of the eight nonemployee seats on the Alliant Board of Directors. Thomas L. Gossage, Hercules chairman, president, and chief executive officer, will serve on the Alliant Board of Directors and R. Keith Elliott, Hercules senior vice president and chief financial officer, will become nonemployee chairman of the Alliant Board. Schwartz and Jenson will serve as the two employee members of the board. Four of the six current outside directors will remain on the Board and two new outside directors will be selected.
         Greenblatt said, "We have examined the transaction, as well as other alternatives available to Alliant Techsystems, and believe the combined acquisition and share repurchase will yield the best value to our shareholders. We expect the transaction will be immediately additive to both earnings and cash flow per share. Our shareholders, customers, and employees will benefit by the combination of the respective companies' leading market positions and the creation of a lower cost, more competitive supplier."
         According to Mr. Gossage, "As we noted with the signing of the Letter of Intent in July, the sale of Hercules Aerospace demonstrates our commitment to enhanced shareholder value. The sale creates a new major contributor to the aerospace and defense industries through the combined expertise of Alliant Techsystems and Hercules Aerospace. From our perspective, Hercules Aerospace brings to the new company several potential programs that could result in major added future revenues





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and profit. At the same time, Hercules Incorporated and its shareholders will benefit from the equity ownership in this new company. Equally important, the employees of Hercules Aerospace and Alliant Techsystems will be better positioned for future career opportunities in a company that is focused on the aerospace and defense industries."
         The transaction is subject to Government review and approval as well as approval by Alliant Techsystems shareholders. Alliant Techsystems expects to finance the acquisition and recapitalization with a combination of short-term and long-term debt. The transaction is expected to close during the first quarter of calendar 1995.
         Hercules Aerospace is a fully integrated manufacturer of rocket motors for space launch, strategic and tactical weapons systems, and ordnance for the U.S. Army. Included in the transaction are the businesses of Space and Strategic Propulsion, Composite Structures, Tactical Propulsion, Ordnance, Hercules Defense Electronics Systems, Inc., and Global Environmental Solutions, Inc. These units reported combined revenues of $660 million in 1993 and operating profit of $105 million. They employ approximately 5,700 employees in seven states. Operations included in the sale are located at Magna, Utah; Clearfield, Utah; Radford, Virginia; Lawrence, Kansas; Rocket Center, West Virginia; McGregor, Texas; Kenvil, New Jersey; and Clearwater, Florida.
         Hercules Incorporated is a diversified, worldwide producer of chemicals and related products. Upon completion of the anticipated sale of Hercules Aerospace, Hercules revenues will be approximately $2 billion, and the company will have





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approximately 45 plants located throughout the word, with 20 major facilities in the United States.
      Alliant Techsystems, headquartered in Hopkins, Minnesota, is a leading supplier of defense and marine systems to the U.S. Government and its allies. The company had sales of $775 million and operating profit of $39 million for the fiscal year ended March 31, 1994, and employs approximately 4,500 people.
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